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                                 EXHIBIT 11.1

                             GENERAL HOUSING, INC.

               Statement re: Computations of Earnings Per Share
                 for the Nine Months Ended September 30, 1996

                                                                 Nine
                                                             Months Ended
                                                             September 30,
                                                                 1996
                                                             -------------
Average shares outstanding                                      1,364,313
Additional shares due to:
  Warrants                                                        468,500
  Series B convertible preferred stock                          1,771,033
                                                             -------------
Total equivalent shares                                         3,603,846
                                                             =============

Earnings per share:

Net income                                                      5,206,726
less: preferred dividends                                        (741,600)
                                                             -------------
  Adjusted net income                                           4,465,126

Total equivalent shares                                         3,603,846
                                                             -------------
Earnings per share on net income                              $      1.24
                                                             =============